Exhibit 10.10.2
AMENDMENT
TO THE
EMPLOYMENT AGREEMENT
     This AMENDMENT TO THE EMPLOYMENT AGREEMENT dated as of December 24, 2008 is by and between MicroFinancial Incorporated, a Massachusetts corporation (the “Company”) and Stephen Constantino (the “Executive”).
     WHERAS, the Company and the Executive entered into an employment agreement as of May 4, 2005 (the “Agreement”); and
     WHEREAS, the parties desire to amend the Agreement to comply with and meet the requirements of the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:
1.	The definition of “Disability” set forth in Section 5(a) of the Agreement is hereby amended to read as follows:

“For purposes of this Agreement, ‘Disability’ shall mean the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.”

2.	Section 5(c) of the Agreement is hereby amended by adding the following paragraph to the end thereof:
     “Any proposed termination of employment by Executive shall be presumed to be other than for Good Reason unless (x) Executive first provides written notice to the Company within ninety (90) days following the initial existence of the purported Good Reason condition, (y) the Company has been provided a period of thirty (30) days after receipt of Executive’s notice during which to cure, rescind or otherwise remedy the actions, events or circumstances described in such notice and (z) Executive’s termination of employment occurs within two years following the initial existence of the purported Good Reason condition.”
3.	Section 7(b) of the Agreement is hereby amended in its entirety to read as follows:
     “(b) Other Than for Cause, Death or Disability. If, at any time prior to the Effective Date, the Company shall terminate the Executive’s employment other than for Cause (defined below), death or Disability, the Company shall (1) pay to the Executive’s Annual Base Salary multiplied by 1.5 payable over 18 months at the same time that the Company pays other peer executives of the Company generally, commencing on the first payroll date which is on or immediately after the 30th day following the Executive’s termination of employment, and (2) pay to the Executive any compensation or bonus previously deferred (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid in a lump sum payment within 30 days following employment (the sum of the amounts described in clauses (1) and (2) of this Section 7(b) shall be hereinafter referred to as the “Severance

Amount”); and (3) for a period equal to that period over which the Executive’s Annual Base Salary shall be paid pursuant to Section 7(b)(1) hereof, the Company shall continue health and dental benefits to the Executive and/or the Executive’s family equal to those health and dental benefits in effect on the Date of Termination; provided, however, that if Executive becomes re-employed with another employer which provides medical or dental benefits of any kind (whether equivalent to, or lesser than, those provided by the Company on the Date of Termination), then Executive’s health or dental coverage with the Company shall, respectively, cease upon the date Executive shall become eligible for either of such benefits from Executive’s new employer. Executive covenants and agrees to promptly notify the Company upon becoming so eligible. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment payment is considered a separate payment.”
4.	Section 10(a) of the Agreement is hereby amended by adding the following sentence to the end thereof:
     “Notwithstanding anything to the contrary in this Section 10, the Gross-Up Payment shall in all events be paid by the Company to the Executive not later than the last day of the calendar year next following the calendar year in which the Executive remits the related taxes, in accordance with the requirements set forth in Treas. Reg. §1.409A-3(i)(1)(v).”
5.	The Agreement is further amended by adding a new Section 10A immediately after Section 10 as follows:
     “10A. Compliance with Section 409A. Notwithstanding anything to the contrary in this Agreement, if Executive is determined by the Company to be a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) at the time of his separation from service with the Company and if any payment or benefit to which he shall become entitled to under this Agreement would be considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, no such payment or benefit payable or provided to Executive shall be paid or provided to Executive prior to the earlier of (i) the expiration of the six (6) month period following the date of Executive’s “separation from service” (as such term is defined by Code Section 409A and the regulations promulgated thereunder), or (ii) the date of Executive’s death, but only to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). The payments and benefits to which Executive would otherwise be entitled during the first six (6) months following his separation from service shall be accumulated and paid or provided, as applicable, in a lump sum, on the first payroll date that is six (6) months and one day following Executive’s separation from service and any remaining payments or benefits will be paid in accordance with the normal payment dates specified for them herein. Further, if any insurance or benefits continued by the Company pursuant to this Agreement are taxable to Executive, any payment by the Company for any such insurance or benefits shall equal the cost of such insurance or benefit, shall be paid on a monthly basis and shall comply with the requirement that non-qualified deferred compensation be paid on a specified date or pursuant to a fixed schedule.”
6.	Except as expressly provided herein, no other modifications or amendments to the Agreement are being made and, with the exception of the amendment set forth herein, the terms and conditions of the Agreement are hereby ratified and confirmed.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

MICROFINANCIAL INCORPORATED
By:	/s/ Richard F. Latour
Title: President and CEO

EXECUTIVE
By:	/s/ Stephen Constantino